Exhibit 10.2

Fourth Amendment to Employment Agreement

This Fourth Amendment (“Fourth Amendment”), to the Employment Agreement (the "Agreement") dated January 6, 2017 between Usio, Inc. ("Usio") and Tom Jewell (“Executive") is made on the 18th day of April, 2021, and is made part of the Agreement which is hereby amended as follows:

1.             Definitions.  All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

2.           Entire Agreement.  Except as expressly modified by this Fourth Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations of Usio and Executive.

3.             Successors and Assigns.  This Fourth Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

4.            Section References.  Section titles and references used in this Fourth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

5.            Now, therefore, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged:

a.

Section 3(a) of the Agreement is hereby replaced in its entirety with:

“Term of Employment. The term of this Agreement (the "Term") shall be two years and shall commence effective April 18, 2021 (the "Commencement Date"), and shall continue thereafter per the terms of Section 3(g) until terminated as hereinafter provided.”

b.	Section 3(g) of the Agreement is hereby replaced in its entirety with:

“Term Extension. This Agreement shall be extended for successive one-year periods at the end of the initial term and each extended term thereafter, unless (i) the Compensation Committee or the Board of Directors determines not to renew the Agreement, or (ii) either party provides written notice of termination to the other party at least three months prior to the expiration of the initial or such extended term, respectively.

c.”

Section 4(c) of the Agreement is hereby replaced in its entirety with:

“Amount. The Deferred Compensation shall be the amount ("Base Deferred Compensation") which is calculated as the Base Salary payments Employee would have received had his employment continued for the remaining term of this Agreement (including yearly increases calculated at the maximum increase for the prior two years) plus twelve months of Base Salary. In addition to the Base Deferred Compensation, Employee shall be entitled to the following (which, together with the Base Deferred Compensation and the Bonus Deferred Compensation (as defined below) shall be collectively called the "Deferred Compensation") all of the benefits otherwise provided in this Agreement during that period of time which is the remaining term of this Agreement, and an amount equal to the pro rata portion of the Bonus Compensation for the year in which Employee's employment is terminated determined on the basis of the number of days elapsed in such year prior to such termination (the "Bonus Deferred Compensation"). The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Employee's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Employee subsequent to the date of termination.”

This Fourth Amendment amends the Agreement as set forth herein. All previously existing obligations under the Agreement are hereby reaffirmed in all respects.

In witness thereof, the parties hereto have caused this Fourth Amendment to the Employment Agreement on the day and year first above written.

Usio, Inc.	Executive

By: /s/ Louis A. Hoch	By: /s/ Tom Jewell
Name: Louis A. Hoch	Name: Tom Jewell
Title: Chief Executive Officer and President	Title: Chief Financial Officer